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                                                                     EXHIBIT 5.1


                     [Weil, Gotshal & Manges LLP Letterhead]






                                  June 15, 2004








Simmons Company
One Concourse Parkway, Suite 800
Atlanta, GA 30328

Ladies and Gentlemen:

                  We have acted as counsel to Simmons Company, a Delaware corporation (the "COMPANY"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, Registration No. 333-113861 (as amended, the "REGISTRATION STATEMENT"), under the Securities Act of 1933, as amended, relating to $200,000,000 aggregate principal amount of the Company's 7.875% Senior Subordinated Notes due 2014 (the "NOTES") and the accompanying guarantees (each a "GUARANTEE" and collectively, the "GUARANTEES").

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture (including the form of Guarantee provided therein), dated as of December 19, 2003, among the Company, Gallery Corp. ("GALLERY"), SC Holdings, Inc. ("SC"), Sleep Country USA, Inc. ("SC USA"), The Simmons Manufacturing Co., LLC ("TSM"), Windsor Bedding Co., LLC ("WINDSOR"), World of Sleep Outlets, LLC ("WOSO"), Simmons Contract Sales, LLC ("SCS," and, together with Gallery, SC, SC USA, TSM, Windsor and WOSO, the "DELAWARE GUARANTORS"), Dreamwell, Ltd. ("DREAMWELL"), Simmons Capital Management, LLC ("SCM," and, together with Dreamwell, the "NEVADA GUARANTORS") and Wells Fargo Bank Minnesota, National Association, as trustee (the "TRUSTEE"), pursuant to which the Notes will be issued (the "INDENTURE"), the form of the Notes attached as an exhibit to the Indenture, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Delaware Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. The Delaware Guarantors and the Nevada Guarantors are referred to herein collectively as the "GUARANTORS."

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                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Delaware Guarantors. We have also assumed
(i) the valid existence of each Nevada Guarantor, (ii) that each Nevada Guarantor has the requisite corporate power and authority to enter into the Guarantee to be executed by such Nevada Guarantor and (iii) the due authorization, execution and delivery of the Guarantee to be executed by each of the Nevada Guarantors. In addition, we have assumed that the Notes and the Guarantees will be executed and delivered in the form examined by us.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. The execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company and, when duly and validly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  2. The execution, delivery and performance of the Guarantee to be executed by each of the Delaware Guarantors have been duly authorized by all necessary corporate action on the part of such Delaware Guarantor. Each Guarantee, when duly and validly executed by the Guarantor and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

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                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.


                                         Very truly yours,


                                         /s/ Weil, Gotshal & Manges LLP